Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated this 16th day of April, 2012 (the “Execution Date”) but effective the 9th day of August, 2011 (the “Effective Date”), by and between CytoDyn Inc., a Colorado corporation (“Company”) and Kenneth J. Van Ness (“Executive”). The Company is a biotechnology company (concept company) that is developing pharmaceutical products to be marketed by one or more pharmaceutical marketing companies in a highly competitive field. In consideration of the promises and covenants herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue his employment with the Company, as the Company’s Chief Executive Officer, subject to the terms and conditions of this Agreement.

2. Duties. The Executive shall serve as the President and Chief Executive Officer of the Company and shall have and exercise responsibility for overseeing and actively participating in all aspects of the Company’s business affairs, including, without limitation, the overall management and performance of the Company’s business and development and exploitation of its science, and such other similar or related duties customarily performed by a President and Chief Executive Officer or as may be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive shall devote all his working time, attention and energies to the business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his best efforts to promote the interests of the Company; provided, that it shall not be a violation of this Agreement for the Executive to (i) serve on up to three corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements or (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or create a conflict of interest for the Company. For purposes of this Agreement, references to the “Board” include any authorized committee of the Board. In connection with his employment by the Company, the Executive shall be based in Tampa, Florida, except for travel reasonably necessary in connection with the Company’s business. Executive shall at all times report directly to the Board during the term of his employment with the Company as the President and Chief Executive Officer.

3. Commencement. The employment relationship pursuant to the Agreement commenced on the Effective Date and will continue as provided herein unless and until terminated by either party pursuant to Section 8 of this Agreement (the “Term”).

4. Compensation and Benefits.

(a) Salary. Beginning with the Effective Date, Executive will be paid an annualized salary of $398,000 (the “Salary”), payable in accordance with the standard payroll policies of the Company, less all withholdings required by law. The Company shall, as promptly as possible after the Execution Date, pay Executive in a lump sum (less all withholdings required by law)

the difference between the salary actually paid to Executive since the Effective Date computed on an annualized basis and the salary stated herein due Executive for that period, computed on an annualized basis. The Compensation Committee shall review Executive’s job performance annually and Executive may be eligible for a merit increase, upon the recommendation, if any, by the Compensation Committee for evaluation by the Board, with any such proposed increase to be reviewed and approved by the Board.

(b) Bonus. In addition to Salary, beginning with calendar 2012, Executive will be eligible to earn an incentive bonus which bonus will be based upon achievement of targeted annual performance goals (the “Goals”) to be recommended by the Compensation Committee and approved by the Board. The Compensation Committee shall receive input from Executive prior to adopting and recommending Goals to the Board, but such input shall not be binding upon the Compensation Committee in determining the Goals to be recommended to the Board. The Compensation Committee and the Board shall adopt measurable criteria for determining achievement of the Goals. Executive shall receive an incentive bonus of 50% of Salary if he achieves the Goals and 100% of Salary for significantly exceeding the Goals (as “significantly” is defined by the Board). The Executive shall immediately provide his proposed 2012 targeted annual performance goals to the Compensation Committee which shall consult with Executive in establishing the Goals to be recommended to the Board for adoption. Following 2012, Executive shall provide his desired Goals for each subsequent calendar year during the first 30 days of each such calendar year and the Compensation Committee and the Board shall aspire to adopt Goals by no later than the end of the first calendar quarter of such calendar year. Any bonuses earned for any year shall be paid to the Executive no later than March 15 of the following year.

(c) Fringe Benefits. During the Term, the Company shall make available to the Executive such benefits and perquisites as are generally provided by the Company to its other senior management employees, including but not limited to eligibility for participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(d) Sick Pay and Vacation Leave. Executive shall be entitled to a total of four (4) weeks vacation time, at full salary, during each full fiscal year. Executive shall accrue, use, carry-over and/or forfeit his vacation as follows: (i) vacation time may be used at any time (subject to coordination of schedules noted below) but shall be deemed to accrue on a prorata basis over the course of the Company’s fiscal year (June 1 through May 31); for example, from December 1 through May 31, two (2) full weeks of vacation time shall be deemed to have accrued if Executive is employed during such period; (ii) Executive shall coordinate with the Chairperson of the Compensation Committee before scheduling vacation to ensure that the other executive employees of the Company will be available to handle Executive’s duties during his vacation; Executive understands that he will be “on-call” during his scheduled vacation period and may be required to resume his duties and end his vacation prematurely, (iii) Executive may carry-over a maximum total of two (2) weeks of accrued but unused vacation time from one calendar year to the next year, but any accrued but unused vacation time in excess of two (2) weeks at the end of a calendar year shall be deemed forfeited as of December 31 of such year, unless such forfeiture is waived by the Compensation Committee.

In the event Executive’s employment with the Company is terminated, for any reason, the Company will pay Executive for any accrued but unused vacation accrued as of the date of such termination, subject to a maximum of three (3) weeks of accrued but unused vacation time. For example, three (3) weeks of vacation time would be payable in the event two (2) weeks of accrued but unused vacation time was carried over from 2012 to 2013, and Executive separated from employment on April 1, 2013 without having used any vacation during 2013. Executive shall record and report his use of vacation time to the chair of the Compensation Committee.

(e) Non-qualified Stock Option Grant. Pursuant to an August 4, 2011 meeting of the Board, the Board approved the grant to Executive, effective as of August 9, 2011, of a non-qualified stock option to purchase up to 1,500,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which was the Company’s stock price at the close of business on August 9, 2011. The options will vest at 5 p.m. (Eastern time) as follows: 25% or 375,000 on August 8, 2012; 25% or 375,000 on August 8, 2013; with the remaining 750,000 in equal installments of 93,750 in each case on November 8, 2013, February 8, 2014, May 8, 2014, August 8, 2014, November 8, 2014, February 8, 2015, May 8, 2015, and August 8, 2015, provided that Executive is employed on each such vesting date and no event of Cause, as that term is defined in paragraph 8(d) below, exists on such date or dates. All options expire no later than the close of business on August 8, 2016 (the “Expiration Date”), and such grants are also subject to the other terms and conditions of the CytoDyn Inc. Stock Option Award Agreement entered into between the Company and the Executive concurrently herewith related to the above mentioned options.

(f) Taxes and Reporting Requirements. The Company shall comply with applicable laws regarding the withholding and remittance of necessary Social Security and other withholding taxes on amounts paid to and benefits received by Executive hereunder.

(g) Indemnification. During Executive’s service with the Company as an employee (i) Executive will be entitled to indemnification as is provided in the Certificate of Incorporation (which term refers to the Company’s charter as in effect from time to time, however designated) and/or Bylaws of the Company, or by written agreement as is provided by the Company to other officers of the Company at the level of Vice President or above, or, as relevant, to members of the Board as to Executive’s service on the Board, if applicable subsequently, and, (ii) to the extent not provided under such Certificate of Incorporation or Bylaws or otherwise by written agreement with the Company, the Company will indemnify Executive and hold Executive harmless against and/or will advance on Executive’s behalf, as relevant, any commercially reasonable and necessary legal fees and costs or other commercially reasonable and necessary expenses of Executive’s other professional advisors, experts or similar personnel, arising from any legal or equitable action against Executive related to Executive’s service to the Company as an employee except in any such action claiming a breach by Executive of any of Executive’s obligations to the Company or where there is reason for the Board to believe that Executive intentionally violated the law or engaged in serious malfeasance or misfeasance. The Company shall also provide the Executive such coverage under any directors and officers liability policies it maintains as is provided to its other senior management employees.

5. Miscellaneous Business Expenses. The Company will reimburse Executive for such ordinary, reasonable and necessary business expenses as are incurred by Executive on behalf of the Company with the prior approval of the Chief Financial Officer of the Company, which reimbursement shall be made in accordance with the Company’s policies and procedures as are now, or may hereafter be, in effect.

6. Restrictive Covenants of Executive.

(a) Confidentiality and Non-Disclosure Covenant. Executive acknowledges that he will be employed in a position of trust and confidence. The Company and Executive recognize that to maintain the Company’s position in the market and protect its confidential and propriety information regarding its science, and the high level of products and services planned to be offered to the Company’s customers, all of which benefit both the Company and Executive economically, the Company will need to maintain the trade secrets and other confidential information which Executive has learned and will learn in the Company’s employ, including without limitation, trade secrets, business and financing strategies, structures and pricing practices, marketing strategies, the identity of customers and potential customers, licenses, patents, copyrights, know-how and any and all other proprietary, non-public information which affords the Company an opportunity to gain an advantage over its competitors (collectively, “Confidential Information”). Executive hereby covenants and agrees that Executive will not use or disclose any Confidential Information of the Company for any reason without the prior express written consent of the Board, except as may be required to perform Executive’s duties hereunder. The term “Confidential Information” shall not be deemed to include any information which: (i) was in the public domain as of the date of this Agreement; or (ii) becomes generally available to the public after the date hereof (other than by unauthorized disclosure by Executive). The obligations under this Agreement shall remain in effect and apply for each bit of information for so long as such information remains Confidential Information. The obligations under this Agreement are in addition to those set forth in an Employee Inventions and Assignment and Non-Disclosure Agreement between the parties, with both such agreements to be construed to provide the Company with the greatest protection available at law.

(b) Covenants Against Competition and Solicitation. To reduce the cost to the Company of monitoring and enforcing the compliance of Executive with the confidentiality obligations contained in Section 6(a) of this Agreement, to protect the goodwill developed during Executive’s employment with the Company, and as a material inducement to the Company to enter into this Agreement, Executive further agrees that he will not do any of the following, either directly or indirectly, anywhere within the Territory, during his employment by the Company and for a period of twenty-four (24) months thereafter (the “Prohibited Period”) irrespective of the reason for the end of his employment, without the prior written consent of the Board of the Company:

(i) So long as Executive has not ended his employment because of subparagraph C of a Constructive Termination Event (as defined in Section 8(d) below) (in which event this subparagraph (i) of this Section 6(b) shall not apply), either for himself or for any other person, firm, corporation or entity that is engaged in the development, manufacture, production or marketing of biotechnology products that are competitive or could be competitive with the Company’s products, or are under development or being considered for development by the Company during Executive’s employment, (A) solicit or make sales of products or services which compete with the products or services offered by or under development by the Company or its Affiliates from or to any person or entity that was a customer or identified prospective customer of the Company or its Affiliates at any time within two (2) year prior to the date of termination of Executive’s employment with the Company or (B) provide services as an owner, employee, consultant, contractor, advisor or director similar to the services provided by Executive to the Company or its Affiliates.

(ii) Attempt to divert the business of or otherwise interfere with the relationship between the Company or its Affiliates and any of their suppliers, distributors, customers, manufacturer, researcher or employees within the Territory;

(iii) Induce, hire or solicit or seek to induce, hire or solicit for any other organization any person or entity who is engaged with the Company or its Affiliates as an employee, agent, independent contractor or otherwise seek to have that person or entity end or modify his, her or its engagement with the Company; or

(iv) Engage for his own benefit or for the benefit of any other person or entity, in any activity in which it could be reasonably anticipated that Executive would be required or expected to use or disclose Confidential Information of the Company or its Affiliates.

Each of the foregoing shall be deemed separate and independent covenants and severable if any court of competent jurisdiction were to view any one or more of such covenants as unenforceable in accordance with 6(f).

In addition to the covenants expressed above, and as a separate covenant to protect the Company’s interests, Executive further agrees that for a period of two (2) years following the end of Executive’s employment, he will not, either directly or indirectly, alone or in combination, as a proprietor, officer, employee, partner, shareholder, consultant, owner, lender or otherwise, render services to or participate in the affairs of any business which has under development or is marketing, selling or otherwise providing products or services anywhere in the Territory in competition with any Company products or services being provided or offered (or planned to be offered and known to the Executive) at the time Executive’s employment with the Company ends and as to which activities (a) Executive would be reasonably likely to invoke or disclose the Company’s Confidential Information or goodwill, or (b) Executive reasonably would be required to assume or perform duties that are the same or substantially similar to duties which the Executive assumed or performed for the Company.

(c) Definition of “Territory” and “Affiliate”. “Territory” shall mean the United States of America, and those areas outside the United States, if any, where the Company has sought protection for its intellectual property during Executive’s employment. “Affiliate” means a business entity controlled by the Company or the Company’s parent company if there is one at that time. The parties acknowledge and agree that the Company’s (and its Affiliate’s) development, and proposed marketing and distribution channels and zones (including potential distributors and representatives) will extend, and are reasonably likely to continue to grow, throughout the Territory.

(d) Reasonableness of Covenants. The parties acknowledge and agree that the temporal, geographic and other limitations contained in this Section 6 are reasonable and necessary for the proper protection of the Company and its Affiliates. Executive further acknowledges that, in the event of the end of his employment with the Company, his skills and experience are such that he can obtain employment without soliciting the Company’s customers or engaging in activity forbidden by this Agreement and that the Company’s enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.

(e) Remedies for Breach. Executive acknowledges that the Company’s remedy at law for any breach of Executive’s obligations under this Section 6 would be inadequate and specifically agrees that, in the event of such a breach or threatened breach, notwithstanding Section 11 of this Agreement, the Company shall be entitled to injunctive relief against him, without the necessity of proof of actual damage or the posting of a bond, in addition to any other remedies available at law or in equity, including compensatory damages incurred by the Company as a result of such violation (including costs, expenses and reasonable attorneys’ fees) and the right to set off in enforcing any of its rights under this Section 6.

(f) Modification. In the event that any term, provision or covenant contained in this Section 6 is found to be unreasonable or unenforceable, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then the parties expressly agree that a court may limit the application of, or modify any such term, provision or covenant and proceed to enforce such term, provision or covenant as so limited or modified. It is the intent of the parties that the Executive shall be bound and restricted by the restrictions herein contained to the fullest extent permitted by law.

(g) Executive agrees that the Company may assign its rights under this Section 6 to any assignee, or to any successor of the Company or its Affiliates.

7. Confidential Information and Inventions Assignment. Executive acknowledges that, as an employee of the Company, he will have access to certain Company Confidential Information and may, during the course of his employment, develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, Executive has previously signed and delivered the Company’s standard Employee Inventions Assignment and Non-Disclosure Agreement which is incorporated herein by reference.

8. Termination.

THE EXECUTIVE AGREES AND UNDERSTANDS THAT THE EXECUTIVE IS EMPLOYED AT-WILL, AND THAT NOTHING IN THIS AGREEMENT SHALL CHANGE THIS AT-WILL STATUS OR CONFER ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANYWAY WITH THE COMPANY’S RIGHT TO TERMINATE THE EXECUTIVE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE. THE PARTIES HAVE AGREED UPON CERTAIN FINANCIAL BENEFITS THAT WILL BE PROVIDED TO EXECUTIVE UPON CERTAIN CIRCUMSTANCES ASSOCIATED WITH EXECUTIVE’S SEPARATION OF EMPLOYMENT.

(a) Termination on Death or Disability. The Company shall terminate Executive’s employment without penalty or continued payment of any Salary or other compensation to Executive upon Executive’s death, or upon a determination by the Company’s Board that the Executive has suffered a Disability. For purposes of this Agreement, the term “Disability” means that, for physical or mental reasons, Executive is unable to perform the essential functions of his duties for no less than 90 days in any 6 month period as determined by the Board in good faith.

(b) Termination by the Company (With or Without Cause). The Company may terminate Executive’s employment (other than for death or Disability, where (a) above exclusively applies) under the following circumstances, provided any such termination complies with any of the following:

(i) For Cause. Upon a determination of Cause (as defined in Section 8(d) below), the Company may terminate Executive immediately without penalty or continued payment of any Salary or other compensation to Executive, except accrued and unpaid salary or bonuses to the of date termination and any previously incurred expenses that are reimbursable pursuant to Section 5 of this Agreement.

(ii) Without Cause or Constructive Termination Event Not Associated with Change in Control. In the event the Company terminates Executive without Cause or Executive terminates due to a Constructive Termination Event described in Section 8(d), the Company shall (I) continue to pay Executive his Salary for the hundred twenty (120) days (the “Transition Period”) following notice of such termination if Executive otherwise complies with his continuing obligations under this Agreement, and (II) following the end of the Transition Period, and subject to Section 8(f), pay a severance benefit in an amount equal to the greater of (A) a year’s Salary the Executive is then receiving or (B) the difference between the total Salary (at the then current Salary) Executive would have been paid had employment continued for three (3) full years from the Effective Date and the amount of Salary Executive has received and is due as of the date of termination. The Board may allow Executive to continue his employment to assist in the transition to a new chief executive officer but in either case the Executive shall continue to receive his Salary during the Transition Period only if he is available to the Board as it directs during such Transition Period. Except as otherwise provided in Section 9, such severance benefit described in this subparagraph shall be paid over the next ensuing 12 months in accordance with the Company’s customary payroll practices. In addition, if the Company terminates Executive without Cause or Executive terminates due to a Constructive Termination Event other than the one in Section 8(d)(ii)(C), the Prohibited Period under Section 6(b) shall be six (6) months from the date of termination of Executive’s employment. The severance benefits provided by the subparagraph (ii) shall cease to apply after three full years from the Effective Date, and if Executive is still employed as of June 8, 2014, the Company has not given Executive written notice no less than sixty (60) days before August 9, 2014, that the Company wishes to continue Executive’s employment then his employment shall terminate on August 8, 2014. Otherwise, Executive’s employment shall continue thereafter until a party terminates this Agreement as provided herein, and the rest of Section 8 contains the applicable procedures and payments that apply to any such subsequent termination.

(iii) Without Cause or Constructive Termination Event Following Change in Control. If, within a two-year period following a Change in Control of the Company, the Company terminates Executive without Cause or Executive terminates due to a Constructive Termination Event, the Company shall (I) pay to Executive any accrued and unpaid Salary or bonuses to the date of termination and any previously incurred expenses that are reimbursable pursuant to Section 5 of this Agreement, (II) continue to pay Executive for the Transition Period following notice of such termination if Executive otherwise complies with his continuing obligations under this Agreement and (III) following the end of the Transition Period pay a lump sum severance benefit equal to the sum of (A) the greater of (i) one times the Executive’s annual Salary then in effect as of the date of termination (but disregarding any reduction in Salary that triggered the Constructive Termination Event), or (ii) if the termination was effective before August 9, 2013, the amount referred to in Section 8(b)(ii)(II)(B) (but disregarding any reduction in Salary that triggered the Constructive Termination Event), and (B) fifty percent (50%) of the Executive’s Salary.

(iv) If any of the payments due Executive related to a Change in Control of the Company becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such benefits shall (A) be reduced such that the total value of such payments is one dollar less than the “excise parachute tax threshold” defined in Section 280(G) of the Code so that the benefits are not subject to such excise tax or (B) shall not be reduced and shall be paid to the Executive in the full amount provided hereunder; the application of options (A) or (B) in this subparagraph to be controlled by a determination, based upon the Executive’s providing an estimate of his income for the applicable year, of whether Executive will receive the most value after any applicable excise taxes and income tax are payable by the Executive are taken into account. If the Executive fails to promptly provide such estimate, option (A) of this subparagraph shall apply.

(v) Cessation of Business. Notwithstanding the foregoing or anything to the contrary contained herein or in any other agreement between the parties, the Company shall have the right to terminate Executive immediately upon notice in the event the Company ceases or otherwise closes its business operations. In such event, the parties agree that the Company shall be under no obligation to pay nor shall Executive be entitled to any severance benefit, and Executive shall not be bound by any restrictive covenants set forth in Section 6(b) above.

(c) Termination by Executive. Notwithstanding any other provision of this Agreement, Executive shall have the right to terminate this Agreement only (i) after a minimum of one hundred twenty (120) days advance written notice to the Board (unless the Board thereafter agrees to a shorter period), or (ii) the day after the end of a cure period after Executive has given the Company notice of a Constructive Termination Event that is not cured by the Company in accordance with Section 8(d) below.

(d) Certain Defined Terms. (i) “Cause” means a termination after a determination by the Company’s Board that Executive’s employment be terminated because of: (A) Executive’s failure or refusal to comply in any material respect with lawful policies, standards or regulations of the Company substantiated by documented evidence and after considering any additional or countervailing evidence furnished by Executive after reasonable notice and opportunity to do so; (B) a violation by Executive of a federal or state or local law or regulation applicable to the business of the Company; (C) Executive’s prior or current conviction of, or plea of no contest to, a felony under the laws of the United States or of any State or misdemeanor involving theft or dishonesty; (D) Executive’s fraud or misappropriation of property belonging to the Company or any of its Affiliates, including its Confidential Information; (E) a breach in any material respect by Executive of the terms of any restrictive covenant, confidentiality, invention assignment or proprietary information agreement Executive has with the Company or with a former employer, (F) Executive’s failure to perform satisfactorily his duties after having received written notice from the chair of the Compensation Committee of such failure and at least thirty (30) business days to cure such failure, provided that Executive shall have commenced a cure within ten (10) business days after notice was given, (G) Executive’s illegal use of drugs or habitual drunkenness or substance abuse, (H) Executive’s intentional or gross misconduct or gross negligence in connection with the performance of Executive’s duties for the Company, or (I) Executive’s conduct that subjects the Company to embarrassment or loss of reputation. (ii) “Constructive Termination Event” means the end of employment by Executive directly and proximately caused by one of the following, provided that the Executive has first provided written notice of the Company of the existence of such event within thirty (30) days after its initial existence and the Company has not remedied such event within thirty (30) days after the Executive’s written notice is received by the Company and the Executive thereafter terminates his employment within sixty (60) days following the notice of such event: (A) the Company’s removal of Executive as President or Chief Executive Officer of the Company without Executive’s consent and/or (B) material reduction in Executive’s duties as compared to Executive’s duties as of the date of this Agreement; and/or (C) the Company’s failure to pay Executive’s Salary or bonus when due, and/or (D) a reduction in Executive’s Salary or opportunities for incentive compensation (e.g., failure to adopt measurable Goals) unless similar reductions in salaries and incentive compensation opportunities are applied to all of the Company’s executive officers, and/or (E) without Executive’s consent the relocation of the Company’s headquarters from the Tampa, Florida area or a requirement that Executive move his current work location from headquarters, and (iii) “Change in Control” has the meaning set forth in the Company’s 2004 Stock Incentive Plan.

(e) Payments After Termination. Upon Executive’s termination of employment for any reason, all payments under this Agreement shall immediately cease except for (i) unpaid accrued Salary (under Section 4(a) hereof) to date of termination; (ii) any earned unpaid accrued bonus to which the Executive is entitled under the terms of any bonus plan approved by the Board; (iii) accrued unpaid sick leave/vacation as provided by Section 4(d) hereof; (iv) any severance amount payable under this Agreement; and (v) any rights under COBRA (or any similar law) to continuation of health insurance coverage but only to the extent COBRA (or any similar law) applies to the Company and requires such continuing coverage and Executive elects such coverage and pays all premiums required for such coverage (except those that by law must be paid by the Company).

(f) Except as set forth in subparagraph (A) of this (f), the Executive’s entitlement to, and any payment of, severance benefits to Executive pursuant to Sections 8(b)(ii), 8(b)(iii) and 8(b)(iv) are contingent upon (A) payment of a severance benefit under Section (b)(ii) and (iv) (payments to be made under 8(b)(iii) are not affected by this subparagraph (A)) shall not be made except as provided below if the effect of the payment would be to reduce the amount of the Company’s Minimum Current Net Assets (determined on a monthly basis), as hereinafter defined, below one million dollars ($1,000,000) and (B) (i) the Company delivering a form of separation agreement to Executive (regardless of whether such form is immediately acceptable to Executive) no later than fourteen (14) days following the date Executive’s employment terminates; (ii) Executive signing and delivering to the Company a separation agreement containing a release by Executive of any and all claims against the Company and its Affiliates and their officers, directors and employees (the “Release”) within thirty (30) days following the later of the date on which the Executive receives the Release or thirty (30) days following the date on which the Executive’s employment terminates; (iii) the Release becoming effective and irrevocable by the Executive; and (iv) if the period during which the Release may be delivered to the Company spans more than one (1) calendar year, such payment shall not commence until the second (2nd) calendar year. The Company’s failure to timely deliver a form of separation agreement shall void only the requirements of subparagraph (B) of this Section 8(f). The Minimum Current Net Assets is the sum of the Company’s current assets less the Company’s current liabilities, as determined by the Company’s outside certified public accountants based upon generally accepted accounting principles, consistently applied. Notwithstanding the limitation on payment in subparagraph (A) of this Section 8(f), such payment will be reduced only to the extent that after such payment is applied the Company’s Minimum Current Net Assets would equal or exceed one million dollars ($1,000,000). In the event any payment otherwise required to be paid is subject to the limitation of subparagraph (A) of this Section 8(f) on a scheduled due date (the “carryover amount”), the carryover amount will be payable as and when the limitation hereunder would permit all or a portion of such carryover amount to be paid and such carryover amount will be added to any other payment due hereunder when all or a portion of it can first be paid.

9. Section 409A. With respect to the payments provided under Section 8(b)(ii) upon termination of the Executive’s employment (the “Cash Severance Amount”), the Executive’s employment shall be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Agreement, if (a) the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any portion of any severance amount payable under Section 8(b)(ii) hereof does not qualify for exemption from Section 409A of the Code under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4) or any other basis for exemption under Treasury Regulation Section 1.409A, then payments of such amounts that are not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of the Executive’s termination of employment, or (ii) the Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of termination of the Executive’s employment, and the Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. Each payment of any severance amount payable under Section 8(b)(ii) hereof shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. This Section 9 shall be interpreted to apply to applicable Code and Regulations that are applicable to this Agreement and the payments to be made hereunder so that if Section 409A no longer remains applicable to this Agreement or the payments to be made hereunder this Section shall cease to apply.

10. Prior Agreements. Executive represents and warrants to the Company that Executive is not subject to any prior agreement that would be breached by this Agreement or which would otherwise restrict or potentially restrict Executive’s ability to perform the services for the Company contemplated by this Agreement. Executive represents and warrants that Executive will be able to fully perform all his duties and obligations under this Agreement. Further, Executive covenants and agrees that he has not (and will not) misappropriate any property of any third party or disclose or use any confidential information of any third party to or for the benefit Executive and/or the Company. Executive agrees to indemnify the Company for any and all damages, costs, and expenses incurred by the Company for his breach of this Agreement, including without limitation, a breach of the representations in this Section, and Executive consents to the Company withholding from any amounts due Employee the amount owed the Company for such breach.

11. Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with Executive’s employment with the Company (or any of its Affiliates) or the end of such employment (“Claims”) that Executive may have against the Company (or any Affiliate) or that the Company or any of its officers, directors, employees or agents of the Company (or any Affiliate) may have against Executive, shall be resolved exclusively by binding arbitration by a single arbitrator to be held in Tampa, Florida, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due Executive; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, harassment and retaliation, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of those protected characteristics; claims by Executive for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental entity’s constitution, statute, ordinance, regulation, or public policy, including retaliation and “whistleblowing.” The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure (in which case the provisions of such plan shall apply); and claims made by either the Company or Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 6, 7 and 8 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that (a) if the Company is found to have violated any material terms of this Agreement, the Company shall reimburse Executive for the entire amount of reasonable and necessary attorneys’ fees incurred by Executive as a result of the dispute in addition to the payment of any damages awarded to Executive or (b) if Executive is found to have violated any material terms of this Agreement, Executive shall reimburse the Company for the entire amount of reasonable and necessary attorneys’ fees incurred by the Company as a result of the dispute in addition to the payment of any damages awarded to the Company. Executive and the Company agree that, in any lawsuit between them permitted by this Section, the dispute will be resolved by the court sitting without a jury, that is, Executive and Company hereby waive their rights to a jury trial in any such proceedings.

12. Notice. Any notice to be given hereunder shall be deemed to have been duly given if delivered in person or by overnight courier services or if mailed by registered or certified mail, return receipt requested, addressed to the recipient at the recipient’s last known address. Any such notice, if mailed, shall be deemed to have been received on the third (3rd) business day following the date of mailing or on the date received by the recipient if delivered in person or by overnight courier service. Any notice to the Company shall be sent to:

Chief Financial Officer

CytoDyn, Inc.

110 Crenshaw Lake Road

Lutz, FL 33548

Any notice to Executive shall be sent to:

Mr. Kenneth J. Van Ness

17064 Comunidad De Avila

Lutz, FL 33548

Either party may change the address to which notice shall be given by providing written notice of such change.

13. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida without regard to conflicts of laws principles.

14. Assignment. This Agreement is assignable by the Company without further consent of the Executive. This Agreement and the covenants as set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive may not assign any of Executive’s rights or delegate any of Executive’s duties under this Agreement.

15. Severability. If any word, clause, sentence or paragraph of this Agreement is held to be invalid, it shall be considered severable and the remainder of the Agreement shall be enforceable according to its terms.

16. Waiver. The waiver of any default or the failure to timely exercise any right where an applicable period exists shall not be deemed a waiver of any subsequent default or waiver of the right to exercise any other right.

17. Counterparts and Facsimiles. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signature page to this Agreement may be delivered by facsimile and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

18. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof, or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes and freight embargos. Notwithstanding the foregoing provisions of this Section, in every case the failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay.

19. Entire Agreement. This Agreement, the Employee Invention, Assignment and Non-Disclosure Agreement and Stock Option Award Agreement represent the full and complete understanding between Executive and the Company concerning the subject matter described in this Agreement, there being no other oral agreements between them regarding the subject matters covered by the above-described agreements. Any and all other prior agreements, representations and understandings are now superseded and replaced. This Agreement may not in any way be modified, nor may any of its provisions be waived, except in a writing signed by an officer of the Company authorized by the Board to amend this Agreement and Executive.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed on the date or dates set forth below, effective as of the date first above written.

CYTODYN INC.

By:	/s/ Andrew T. Libby, Jr.

As its:	Chief Financial Officer

Date:	4/16/2012

/s/ Kenneth J. Van Ness
KENNETH J. VAN NESS

Date:	4/16/2012